Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement on Form S-1 of our report on the financial statements of Nanosphere, Inc. dated April 3, 2007, August 10, 2007 as to the last two paragraphs in Note 10 and to the effects of the restatement discussed in Note 11, (which report expresses an unqualified opinion and includes explanatory paragraphs related to the restatement discussed in Note 11 and that Nanosphere, Inc. is in the development stage), appearing in the Prospectus, which is part of this Registration Statement.
We also consent to the reference to us under the headings “Selected Financial Data” and “Experts” in such Prospectus.
/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois
August 10, 2007